UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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ARIS WATER SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aris Water Solutions, Inc.

9811 Katy Freeway, Suite 700

Houston, TX 77024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 8, 2022

9:00 a.m. Central Time

9811 Katy Freeway, Suite 700, Houston, Texas 77024

To Our Stockholders:

Aris Water Solutions, Inc. (the “Company”) will hold the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 8, 2022, at 9:00 a.m. Central Time at 9811 Katy Freeway, Suite 700, Houston, Texas 77024.

The Annual Meeting will be held for the following purposes:

1. To elect two Class I Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2025 Annual Meeting of Stockholders.

2. To hold an advisory vote to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

3. To transact any other business that may be properly presented at the Annual Meeting.

Stockholders of record as of 5:00 p.m. Eastern Time on Wednesday, April 13, 2022 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof. The Proxy Statement and related proxy materials are first being released to the Company’s stockholders and made available on the internet on or about Tuesday, April 26, 2022.

We encourage you to review these proxy materials and vote your shares before the Annual Meeting.

By Order of the Board of Directors,

Adrian Milton

General Counsel, Chief Administrative Officer and Corporate Secretary

Houston, Texas

April 26, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2022

The notice, proxy statement and 2021 Annual Report on Form 10-K are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY

This Proxy Statement contains important information about the 2022 Annual Meeting of Stockholders. We are providing these proxy materials to you because our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider in deciding how to vote your shares, and you should read the entire Proxy Statement carefully before voting. This Proxy Statement and related proxy materials are first being released to the Company’s stockholders and made available on the internet on or about Tuesday, April 26, 2022.

Annual Meeting of Stockholders

Date and Time: June 8, 2022 at 9:00 a.m. Central Time

Location: 9811 Katy Freeway, Suite 700, Houston, Texas 77024

Record Date: April 13, 2022

Voting Matters

		Board’s Vote Recommendations	For Further Information
Proposal 1	Election of Directors	FOR each director nominee	Page 9
Proposal 2	Ratification of Independent Registered Public Accounting Firm	FOR	Page 14

Directors and Director Nominees

The following provides summary information about each director and director nominee. The two Class I Directors are nominated for election at the Annual Meeting

Name	Independent	Age	Other Public Boards	AC	CC	NC	Director Class
William A. Zartler	N	56	1				II
Amanda M. Brock	N	61	2				I
Joseph Colonnetta	Y	60	1		M	C	II
Debra G. Coy	Y	64	2	M+		M	II
W. Howard Keenan, Jr.	Y	71	3			M	I
Andrew O’Brien	N	48					III
Donald C. Templin	Y	58		C+	M		III
M. Max Yzaguirre	Y	61	1	M+	C		III

AC – Audit Committee

CC – Compensation Committee

NC – Nominating and ESG Committee

C – Chair

M – Member

+ – Audit Committee Financial Expert

Board Snapshot

Age	Diversity
Less than 50 (1 director) 50-60 (3 directors) Greater than 60 (4 directors)	25% Female 13% Racially/Ethnically Diverse

CORPORATE GOVERNANCE

Initial Public Offering and Corporate Reorganization

Aris Water Solutions, Inc. (“Aris Inc.”), was incorporated on May 26, 2021 as a Delaware corporation. Aris Inc. was formed to serve as the issuer in an initial public offering (“IPO” or the “Offering”) of equity, which was completed on October 26, 2021. Concurrent with the completion of the Offering, Aris Inc. became the new parent holding company of Solaris Midstream Holdings, LLC (“Solaris LLC”), a Delaware limited liability company. In this Proxy Statement, except as otherwise indicated or required by the context, all references to “Aris,” “Solaris,” the “Company,” “we,” “our,” and “us” or similar terms refer to (i) Solaris LLC and its consolidated subsidiaries before the completion of the corporate reorganization in connection with the Offering (the “Corporate Reorganization”) and (ii) Aris Inc. and its consolidated subsidiaries as of the completion of the Corporate Reorganization, and thereafter.

Director Nomination Rights

In connection with the closing of the IPO, the Company entered into a director nomination agreement with affiliates of ConocoPhillips and Yorktown, which provides them with the right, under certain circumstances, to nominate directors for election to our Board. One member of our Board, Mr. O’Brien, was nominated to serve as a Class III director pursuant to ConocoPhillips’ rights under the agreement. As a Class III director, Mr. O’Brien is not currently up for election.

Director Independence

Our Board has affirmatively determined that Messrs. Colonnetta, Keenan, Templin and Yzaguirre and Ms. Coy are independent within the meaning of New York Stock Exchange (“NYSE”) Listing Rule 303A.02. In making these independence determinations, our Board has reviewed and discussed information provided by the directors to us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director. In addition to determining whether each director satisfies the director independence requirements set forth in the NYSE listing requirements, in the case of members of the Audit Committee, our Board of Directors has also made an affirmative determination that members satisfy the separate independence requirements under the NYSE and SEC rules for such members.

Board Leadership Structure

The Board annually reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. In selecting the Chairman of the Board and the Chief Executive Officer (the “CEO”), the Board follows a selection process that ensures the best interests of the Company are being met. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined or whether to have an Executive Chairman. The Board has determined, however, that wherever and for so long as the Chairman is not an independent director, then there will also be a lead independent director.

Mr. Zartler, our founder, served as Chairman and Chief Executive Officer of our predecessor prior to the reorganization and IPO. With the appointment of Ms. Brock as President and CEO, the roles of CEO and Chairman are now separate. We believe that separating these roles, while retaining Mr. Zartler in the role of Executive Chairman, allows Ms. Brock to focus on the day-to-day management of the business and on executing our strategic priorities, while simultaneously allowing Mr. Zartler to leverage his extensive operating and industry experience by leading the Board and providing advice and counsel to Ms. Brock.

Lead Independent Director

Mr. Colonnetta serves as our Lead Independent Director. The Lead Independent Director attends each meeting of the Board and his responsibilities include presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors; and serving as liaison between the Chairman and the independent directors. The lead independent director also has the authority to call executive sessions of the independent directors.

Director Nominations

In accordance with its Charter, the Nominating and ESG Committee develops and recommends to the Board skills, experience, characteristics and other criteria for identifying and evaluating directors, which will inform the committee’s annual evaluation of the composition of the Board to assess whether the mix of skills, experience, characteristics and other criteria are currently represented on the Board and those that may be needed in the future. The Board and the Nominating and ESG Committee also actively seek to achieve a diversity of occupational and personal backgrounds on the Board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age and sexual orientation. As part of the search process for each new director, the Nominating and ESG Committee actively seeks out women and minority candidates to include in the pool from which Board nominees are chosen. The Board also evaluates its diversity as part of its annual self-evaluation process.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. The Nominating and ESG Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by Board, and any stockholder recommendations for director are evaluated in the same manner as other candidates considered by the Nominating and ESG Committee. Stockholders that wish to nominate a director for election to our Board of Directors should follow the procedures described under the “Submission of Stockholder Proposals for the 2023 Annual Meeting” heading.

Committees of the Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and ESG Committee.

Committee Membership; Meetings and Attendance

During the fiscal year ended December 31, 2021, following the IPO:

•	our Board of Directors held 2 meetings;

•	the Audit Committee held 2 meetings;

•	the Compensation Committee held 1 meeting; and

•	the Nominating and ESG Committee held 1 meeting.

Each of our incumbent directors attended or participated in at least 75% of the meetings of our Board of Directors and the respective committees of which he or she is a member held following the IPO during the fiscal year ended December 31, 2021.

Directors are expected to attend the annual meeting of stockholders absent unusual circumstances. In 2021, the Company did not hold an annual meeting.

Audit Committee

Mr. Templin is the chair and member of the Audit Committee, and Ms. Coy and Mr. Yzaguirre are members. Each member of the Audit Committee is financially literate, and our Board has determined that each member qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The primary role of the Audit Committee is to exercise primary financial oversight on behalf of the Board of Directors. The Company’s management team is responsible for preparing financial statements, and the Company’s independent registered public accounting firm is responsible for auditing those financial statements.

We have adopted an Audit Committee Charter, which details the principal functions of the Audit Committee, including:

•	the appointment, compensation, retention and oversight of the work of the independent auditors;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditors’ internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditor and any steps taken to deal with such issues;

•

pre-approving all audit and permissible non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us to evaluate their continued independence;

•

reviewing and discussing with management and the independent auditor our annual audited and quarterly financial statements, including management’s discussion and analysis of financial condition and operations and the independent auditor’s reports related to the financial statements;

•	receiving reports from management and the independent auditors on, and overseeing the adequacy and effectiveness of, our internal controls and disclosure controls;

•

establishing and periodically reviewing policies and procedures for the review, approval and ratification of related person transactions, as defined in applicable SEC rules, review related person transactions, and oversee other related person transactions governed by applicable accounting standards; and

•	annually evaluating the performance of the Audit Committee and assessing the adequacy of the Audit Committee’s charter.

The Audit Committee has established and oversees procedures for handling reports of potential misconduct, and whereby complaints or concerns regarding accounting, internal accounting controls, auditing or federal securities law matters may be submitted anonymously to the Audit Committee. The Audit Committee has the authority to retain counsel and other advisers as it determines appropriate to assist in performance of its functions at our expense.

Compensation Committee

Mr. Yzaguirre is the chair and member of the Compensation Committee, and Messrs. Colonnetta and Templin are members. The Compensation Committee is responsible for reviewing the compensation, including performance bonuses, payable to the executive officers of the Company, and administering the Company’s equity compensation plans.

The Compensation Committee acts on behalf of and in conjunction with the Board to establish or recommend the compensation of our executive officers and to provide oversight of our overall compensation philosophy, policies and programs.

We have adopted a compensation committee charter, which details the principal functions of the Compensation Committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and setting the compensation of our Chief Executive Officer based on such evaluation;

•

in conjunction with the CEO, reviewing and approving corporate goals and objectives relevant to the compensation of executive officers other than the CEO in light of those goals and objectives, and approving and recommending the compensation levels of such other executive officers to the Board based on this evaluation;

•	approving and recommending to the Board the terms and grants of equity awards for executive officers;

•	administering and making recommendation to the Board with respect to our incentive compensation equity-based remuneration plans that are subject to Board approval;

•	reviewing and approving other compensation and benefit plans;

•	reviewing and recommending to the Board for approval all employment and severance arrangements for our executive officers;

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•	annually evaluating the performance of the Compensation Committee and assessing the adequacy of the Compensation Committee’s charter.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other advisers, at our expense, and are directly responsible for the appointment, compensation and oversight of the work of any such advisers. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee considers the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and ESG Committee

Mr. Colonnetta is the chair and member of the Nominating and ESG Committee, and Mr. Keenan and Ms. Coy are members. The Nominating and ESG Committee assists the Board by identifying and recommending individuals qualified to become members of the Board. The Nominating and ESG Committee is responsible for evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to the committees, establishing procedures for considering stockholder nominees to the board, reviewing the corporate governance principles and making recommendations to the Board regarding possible changes; and overseeing, monitoring and making recommendations regarding the Company’s health, safety and environmental program and the Company’s ESG policies, practice, goals and opportunities.

We have adopted a Nominating and ESG committee charter, which details the purpose and responsibilities of the Nominating and ESG Committee, including:

•	reviewing and recommending to the Board the skills, experience, characteristics and other criteria for identifying and evaluating directors;

•

identifying, reviewing the qualifications of, and recruiting individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to our Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on our Board;

•	developing and recommending to our Board and overseeing implementation of our corporate governance guidelines;

•	annually reviewing the Board’s leadership structure and making recommendations to the independent directors regarding the appointment of the lead independent director;

•

overseeing and, where appropriate, making recommendations to the Board regarding the Company’s health, safety and environmental program and the Company’s ESG policies, practices, goals and opportunities, including with respect to corporate responsibility, social and sustainability matters relevant to the Company’s business;

•	overseeing succession planning for positions held by senior executive officers and reviewing succession planning and management development at least annually with the Board;

•	coordinating and overseeing the annual self-evaluation of our Board, its committees, and individual directors; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The Nominating and ESG Committee has the authority to retain counsel and other advisers as it determines appropriate to assist in performance of its functions at our expense, including, any search firm to be used to identify director candidates, and to approve the fees and other retention terms of any such advisers.

Risk Oversight

A core responsibility of the Board is to oversee the Company’s processes for assessing and managing risk. While the Audit Committee has primary responsibility for risk oversight, both the Audit Committee and the Board are actively involved in risk oversight and both receive reports on our risk management activities from our executive management team on a regular basis. Members of both the Audit Committee and the Board also engage in periodic discussions with our Executive Chairman, Chief Executive Officer, Chief Financial Officer, General Counsel and Corporate Secretary, and other senior members of the Company’s management team as they deem appropriate to ensure that risk is being properly managed. In addition, each committee of the Board considers risks associated with its respective area of responsibility. The Company also maintains a comprehensive enterprise risk management (“ERM”) initiative that is led by members of the executive team. Throughout the year, the ERM process identifies and assesses significant and potential risks facing the Company, and each quarter the Company undertakes a risk assessment exercise to identify and discuss significant ongoing and emerging risks.

Specifically:

•

The Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management, and risks related to matters including the Company’s financial statements and financial reporting processes, compliance, and information technology and cybersecurity.

•

The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, and reports to the Board on the results of this assessment.

•

The Nominating and ESG Committee provides oversight of corporate governance practices and assists the Board in implementing those practices as well as overseeing the Company’s environmental, social and governance (“ESG”) strategy and initiatives, identifying individuals qualified to become members of the Board and advising the Board on Board and committee composition.

Communications with Directors

Stockholders may contact the Board, a committee or any of the independent directors, by mailing correspondence “c/o General Counsel, Chief Administrative Officer and Corporate Secretary” to the Company’s

principal executive offices at 9811 Katy Freeway, Suite 700, Houston, TX 77024. Such correspondence will be forwarded to the Board or to the appropriate committee or director(s). Communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, are forwarded to the appropriate executive or employee and made available to any independent director who requests them. We do not forward solicitations, junk mail or frivolous or inappropriate communications.

Governance Documents

The Charters of the Audit Committee, Compensation Committee, and Nominating and ESG Committee, along with the Principles of Corporate Governance and the Code of Business Conduct and Ethics, are available at the Company’s website and in print to any stockholder who requests a copy. To access these documents from the Company’s website, go to ir.ariswater.com and select “Governance” from the drop-down menu. Requests for a printed copy should be addressed to General Counsel, Chief Administrative Officer and Corporate Secretary, Aris Water Solutions, Inc., 9811 Katy Freeway, Suite 700, Houston, TX 77024.

Director Compensation

The Board has approved the non-employee director compensation policy described below.

Cash Compensation. Each of the non-employee directors is eligible to receive annual cash retainers for their Board and committee service. The cash retainers are set forth in the table immediately below.

Position	Cash Retainer
Board Member	$30,000
Additional Retainers
Lead Independent Director of the Board	30,000
Audit Committee Chair	65,000
Member of the Audit Committee	40,000
Compensation Committee Chair	20,000
Nominating and ESG Chair	10,000

Equity Compensation. Non-employee directors are entitled to receive an annual equity grant with a target grant date fair value of $100,000 in the form of restricted stock, subject to an overall per-director limit of (i) $750,000 on the total cash fees paid and value of equity granted in a single year or (ii) $1,500,000 in the year a non-employee director first joins the Board or serves as chairman or lead independent director. Subject to the director’s continued service, such awards vest on the one-year anniversary following the date of grant. In addition, each member of the Audit Committee will be granted equity awards under the 2021 Plan consisting of an annual award of restricted stock with a grant date fair value equal to $40,000 that vests over a one-year period.

2021 Non-Employee Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Joseph Colonnetta	10,769	100,009	—	110,778
Debra G. Coy	12,692	140,010	—	152,702
W. Howard Keenan, Jr.	5,440	100,009	—	105,449
Andrew O’Brien	—	—	—	—
Donald C. Templin	17,225	140,010	—	157,235
M. Max Yzaguirre	16,319	140,010	—	156,329

(1)	Directors who are also employees of the Company do not receive any additional compensation for their services as a director beyond their employee compensation.
(2)

Amounts reflect the aggregate grant date fair value of time-vested restricted stock granted to the directors during the year, computed in accordance with FASB ASC Topic 718. These amounts may not correspond to the actual value eventually realized by each director because the value depends on the market value of our common stock at the time the award vests.

Hedging Policy

The Company’s Insider Trading Policy expressly prohibits directors, officers and employees from entering into equity derivative or other financial instruments that would have the effect of limiting rewards and downward market risk of owning the Company’s securities (including equity securities received as part of the Company’s compensation program). In addition, the policy prohibits directors and officers from purchasing Company securities on margin and pledging such securities as security for loans (including with respect to a margin account).

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation (the “Certificate”) specifies that the Board of Directors (the “Board”) consists of three classes of directors. Class I, Class II and Class III directors serve until our Annual Meetings of Stockholders in 2025 (if elected at the Annual Meeting), 2023 and 2024, respectively. Ms. Brock and Mr. Keenan are assigned to Class I and are standing for election at the Annual Meeting. Messrs. Zartler and Colonnetta and Ms. Coy are assigned to Class II. Messrs. O’Brien, Templin and Yzaguirre are assigned to Class III. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board. Each Director elected to the Board will hold office until his or her term expires or until his or her successor has been elected and qualified.

Based on the recommendation of the Nominating and Corporate Committee, the Board nominated the below two Class I directors for election at the 2022 Annual Meeting of Stockholders.

Each of the nominees has consented to serve as a director, if elected, and all of the nominees are currently directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by the Board, or alternatively, the Board may reduce the size of the Board.

Director Nominees

For each of the director nominees standing for election, the following describes certain biographical information and the specific experience, qualifications, attributes or skills that qualify them to serve as our directors and, as applicable, the Board committees on which they serve.

Amanda M. Brock President and CEO	Age: 61	Other Public Company Boards: Coterra Energy Inc. Macquarie Infrastructure Corporation	Director Since: 2021 Class: I
Committees	None
Background

Amanda M. Brock has served as the President and Chief Executive Officer of Aris Inc. since September 2021. Ms. Brock joined Solaris LLC in 2017 as the Senior Commercial Advisor and assumed the President and Chief Operating Officer positions in September 2020 and July 2018, respectively. Ms. Brock also served as Chief Commercial Officer of Solaris LLC from February 2018 to September 2020. Ms. Brock has also served as a Director of Solaris LLC since December 2020. Ms. Brock has spent her career focused in the global water, power and energy sectors. Before joining our predecessor, Ms. Brock was Chief Executive Officer of Water Standard, a water treatment company focused on desalination and produced water treatment and recycling in both the upstream and downstream energy industry, from 2009 to 2017. Previously, Ms. Brock was President of the Americas for Azurix and was responsible for developing water infrastructure and services in the Americas. Ms. Brock has served on the board of Coterra Energy Inc. (NYSE:CTRA) (formerly Cabot Oil & Gas Corporation) since 2017 and the board of Macquarie Infrastructure Corporation (NYSE:MIC) since September 2018. Ms. Brock is also the chair of the Texas Business Hall of Fame. She previously served on the Board of Trustees of LSU Law School, and the Texas Water Commission. She completed her undergraduate degree in South Africa and earned her law degree at Louisiana State University, where she was a member of the Law Review, and began her career as a lawyer at Vinson & Elkins LLP. Ms. Brock was previously named one of the Top 10 Women in Energy by the Houston Chronicle and in 2016, one of the Top 25 in water globally by Water and Wastewater International. In 2020, Ms. Brock was named one of the Top 25 Influential Women in Energy by Hart Magazine.

Ms. Brock has broad knowledge of the water management aspects of the energy industry and significant experience and expertise with the Company. We believe her skills, background and continuity with the Company qualify her to serve as a member of our Board.

W. Howard Keenan, Jr. Member, Yorktown Partners LLC	Age: 71	Other Public Company Boards: Antero Resources Corporation Antero Midstream Corporation Solaris Oilfield Infrastructure, Inc.	Director Since: 2021 Class: I
Committees	Nominating and ESG Committee
Background

Mr. Keenan has served as a director of our predecessor since September 2016. Mr. Keenan has over 40 years of experience in the financial and energy businesses and has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry, since its inception in 1997. From 1975 to 1997, he was in the Corporate Finance Department of the investment bank Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991. Mr. Keenan also serves on the boards of directors of the following public companies: Antero Resources Corporation (NYSE: AR), Antero Midstream Corporation (NYSE: AM) and Solaris Oilfield Infrastructure, Inc. (NYSE: SOI). In addition, he is serving or has served as a director of multiple Yorktown Partners portfolio companies. Mr. Keenan obtained an AB from Harvard University in 1973, and an MBA from Harvard Business School in 1975.

Mr. Keenan brings decades worth of experience in energy finance and oil and natural gas investments, as well as knowledge gained through past and current service on the board of directors of various public and private companies in the energy industry.

Other Directors

For each of the other directors, the following describes certain biographical information and the specific experience, qualifications, attributes or skills that qualify them to serve as our directors and, as applicable, the Board committees on which they serve.

William A. Zartler Founder and Executive Chairman	Age: 56	Other Public Company Boards: Solaris Oilfield Infrastructure	Director Since: 2021 Class: II
Committees	None
Background

William A. Zartler has served as the Founder and Executive Chairman of Aris Inc. since September 2021 and was the Chairman and Chief Executive Officer of Solaris LLC from 2015 to September 2021. Mr. Zartler also currently serves as Chairman and Chief Executive Officer of Solaris Oilfield Infrastructure, Inc. (NYSE:SOI), serving as its Chairman since 2014 and its Chief Executive Officer since July 2018 as well as from 2014 through its initial public offering in May 2017. Mr. Zartler brings over 30 years of experience to Aris, with an extensive background in both energy investing and managing growth businesses. Prior to founding Aris and Solaris Oilfield Infrastructure, Inc., Mr. Zartler was a Founder and Managing Partner of Denham Capital Management (“Denham”), a global energy and commodities private equity firm. He led Denham’s global investing activity in the midstream and oilfield services sectors and served on the investment and executive committees. While at Denham, Mr. Zartler served on the boards of numerous portfolio companies. Prior to joining Denham, Mr. Zartler was Senior Vice President and General Manager at Dynegy (formerly known as

“NGCCorp”) and an Olefin Feedstock Manager at the Dow Chemical Company. Mr. Zartler received a Bachelor of Science in Mechanical Engineering from The University of Texas at Austin and is a member of the Walker School of Mechanical Engineering Academy of Distinguished Alumni at The University of Texas. Mr. Zartler also received a Master of Business Administration from Texas A&M University. He completed the Stanford Business School Executive Program and serves on the Advisory Board of the Cockrell School of Engineering at The University of Texas at Austin and the Board of Directors of the Texas Business Hall of Fame Foundation.

Mr. Zartler’s strategic vision and deep knowledge of the Company and the industry and his long tenure with the Company and previous companies makes him a valuable member of the Board of Directors.

Joseph Colonnetta Partner, HBC Investments	Age: 60	Other Public Company Boards: ROC Energy Acquisition Corp.	Director Since: 2021 Class: II
Lead Independent Director
Committees	Nominating and ESG Committee (Chair); Compensation Committee
Background

Mr. Colonnetta has served as a director of our predecessor since December 2016 and is a partner with HBC Investments and has over 30 years of experience in the private equity industry as both an operator and investor. Since 2011, he has served as the Founding and General Partner of HBC Investments, which specializes in middle market private equity investments. Beginning in 2012, Mr. Colonnetta served for eight years as a Trustee on the Teachers’ Retirement System of Texas (Texas Teachers’ Board). Mr. Colonnetta also served as the Chairman of the prominent Investment Committee of the Texas Teachers’ Board. Mr. Colonnetta has served as a Director and Chairman on numerous private and public company boards. Currently, he serves on the boards of ROC Energy Acquisitions Corp. (Nasdaq: ROC), Getka Energy and Storage, and Thunderbird LNG (a partner with Kinder Morgan in Gulf LNG). He also is a Trustee of St. Michael’s Episcopal Foundation. Mr. Colonnetta graduated from the University of Houston in 1985.

Mr. Colonnetta’s significant investment experience, as well as his history as a director, make him a valuable member of our Board.

Debra G. Coy Principal, Svanda & Coy Consulting	Age: 64	Other Public Company Boards: Global Water Resources, Inc. Willdan Group, Inc.	Director Since: 2021 Class: II
Committees	Audit Committee; Nominating and ESG Committee
Background

Ms. Coy is a Principal of Svanda & Coy Consulting and an advisor to XPV Water Partners, a growth equity fund, where she served as Partner from February 2015 through February 2020. Ms. Coy currently serves as a director of Global Water Resources, Inc. (Nasdaq: GWRS), where she is a member of the Audit Committee and chairs the Corporate Governance, Nominating, Environmental, and Health and Safety Committee, and Willdan Group, Inc. (Nasdaq: WLDN), where she serves on the Audit Committee and Compensation Committee. She is also a director of Axius Water Holdings, a privately held company, and Water for People, a global non-profit. Ms. Coy was a director for AquaVenture Holdings from February 2019 until the company was acquired in March 2020. Previously, Ms. Coy worked on Wall Street as an equity research analyst for more than 20 years. She was Managing Director leading coverage of the water sector for Janney Montgomery Scott’s Capital Markets group, and also held senior equity research roles with the Stanford Washington Research Group, Schwab Capital Markets, HSBC Securities and National Westminster Bank. Ms. Coy obtained a Bachelor of Arts degree from the Southern Adventist University in 1979 and a Master of Arts degree from the University of Maryland in 1986.

We believe Ms. Coy’s industry expertise, business acumen, and board experience make her well-qualified to serve as a member of our Board.

Andrew O’Brien VP and Treasurer, ConocoPhillips	Age: 48	Other Public Company Boards: None	Director Since: 2021 Class: III
Committees	None
Background

Mr. O’Brien has served as a director of our predecessor since June 2021. He currently serves as vice president and treasurer of ConocoPhillips. Mr. O’Brien has more than 20 years of experience in the oil and gas industry. He has served in a variety of finance, strategy and economist roles in the U.K., Canada, Alaska, Indonesia, and Houston. Mr. O’Brien’s prior leadership roles include vice president, Corporate Planning and Development; manager, Lower 48 Finance; manager, Investor Relations; manager, Strategy and Portfolio Management; and vice president, Finance and IT for ConocoPhillips Indonesia. He began his career with ConocoPhillips in 1997 as a financial analyst in Warwick, England. Mr. O’Brien was appointed to his current role in May 2021. Mr. O’Brien currently serves on the board of directors of Oil Casualty Investment Corporation. Mr. O’Brien is a chartered management accountant and graduated from the University of Plymouth in 1996 with a bachelor’s degree in business administration.

Mr. O’Brien’s leadership abilities and experience in public finance, development and strategic matters, makes him a valuable member of the Board.
Donald C. Templin Former CFO and President, Marathon Petroleum Corporation	Age: 58	Other Public Company Boards: None	Director Since: 2021 Class: III
Committees	Audit Committee (Chair); Compensation Committee
Background

Mr. Templin most recently served as Executive Vice President and Chief Financial Officer of Marathon Petroleum Corporation (NYSE: MPC) (“Marathon”) from July 2019 to January 2021, and also served as President of Marathon from July 2017 to June 2019. Mr. Templin also served as the President of MPLX, LP, which is Marathon’s public midstream subsidiary, from January 2016 to June 2017. Mr. Templin joined Marathon in June 2011 and other positions he held at Marathon include Executive Vice President—Supply, Transportation and Marketing and Senior Vice President and Chief Financial Officer. Prior to joining Marathon, Mr. Templin served as a Partner at PricewaterhouseCoopers. Mr. Templin currently serves on the board of One Energy and is a member of One Energy’s audit committee. Mr. Templin previously served on the boards of MPLX, LP from 2012 – 2021 and Calgon Carbon Corporation (“Calgon Carbon”) from 2013 – 2018 and served as a member of Calgon Carbon’s audit committee. Mr. Templin graduated from Grove City College in 1984 with a Bachelor of Arts degree in accounting.

Mr. Templin brings to the Board significant senior management experience, prior public company experience, and industry experience. His long and successful background in public accounting for energy and manufacturing sector clients affords him insight into public company financial reporting requirements and related matters.

M. Max Yzaguirre Former Executive Chairman, Forbes Bros. Holdings	Age: 61	Other Public Company Boards: Luther Burbank Corporation	Director Since: 2021 Class: III
Committees	Compensation Committee (Chair); Audit Committee
Background

Mr. Yzaguirre served on the Boards of Directors of BBVA USA Bancshares and BBVA USA Bank from 2009 until June 2021. From May 2017 through February 2021, Mr. Yzaguirre also served first as Chairman and CEO of the Forbes Bros. U.S. operation and ultimately as the Executive Chairman of Forbes Bros. Holdings. Mr. Yzaguirre also served as the Chairman of the Public Utility Commission of Texas from 2001 to 2002 and was a member of the board of directors of Texas Regional Bancshares, Inc. from 2000 until 2006. Mr. Yzaguirre has over 35 years of leadership experience in domestic and international business, government and law, and expertise in a wide variety of industries and sectors, including electricity, oil and gas, banking, real estate, telecommunications and private equity investing. Mr. Yzaguirre currently serves on the board of Luther Burbank Corporation (Nasdaq: LBC) and is a member of Luther Burbank’s audit & risk and compensation committees. Mr. Yzaguirre obtained a Bachelor of Business Administration degree from University of Texas at Austin in 1983 and a Juris Doctor degree from the University of Texas School of Law in 1986.

Mr. Yzaguirre’s extensive board, regulatory and executive management roles make him a valuable member of our Board.

Our Board recommends a vote “FOR” the election of each nominee.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP (“BDO”) has served as the Company’s independent registered public accounting firm since 2017.

We are asking stockholders to ratify the Audit Committee’s selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2022. While such ratification is not required, the Board is submitting the selection of BDO to our stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2022, our Audit Committee may reconsider the selection of BDO as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of BDO are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Audit Fees and Services

The following is a summary of fees paid or to be paid to BDO for services rendered over the prior two fiscal years.

	For the year ended December 31, 2021	For the year ended December 31, 2020
Audit Fees(1)	$441,276	$236,170
Audit-Related Fees(2)	$386,377	$170,789
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$827,653	$406,959

(1)

Audit fees are the aggregate fees billed or expected to be billed for each of fiscal 2021 and 2020 for professional services rendered by the principal accountant for the audit of our annual financial statements and review of quarterly financial statements for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Audit-related fees are the aggregate fees billed or expected to be billed for each of fiscal 2021 and 2020 for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of our financial statements.

(3)

Tax fees are the aggregate fees billed or expected to be billed for each of fiscal 2021 and 2020 for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning.

(4)	All other fees are the aggregate fees billed or expected to be billed for each of fiscal 2021 and 2020 for products and services provided by the principal accountant.

Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval policy, under which the Audit Committee annually reviews and pre-approves the services that are expected to be provided by the outside auditor. Any engagement to provide audit or non-audit services that has not been pre-approved through that process must be specifically pre-approved by the Audit Committee if it is to be provided by the outside auditor. All of the services and fees identified in the table above were approved in accordance with SEC and Public Company Accounting Oversight board (the “PCAOB”) requirements and, following our initial public offering, were approved by the Audit Committee.

Our Board of Directors recommends a vote “FOR” the ratification of the selection by the Audit Committee of BDO as our independent registered public accounting firm.

Audit Committee Report*

The Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB and SEC. Additionally, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by:

Audit Committee of the Board of Directors

Donald C. Templin (Chair)

Debra G. Coy

M. Max Yzaguirre

*

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

EXECUTIVE OFFICERS

Set forth below are the name, age, position and description of the business experience of our executive officers (other than those who are also directors and included above) as of April 26, 2022.

Other Executive Officers

Brenda R. Schroer	Age: 46	Chief Financial Officer

Brenda R. Schroer has served as the Chief Financial Officer of Aris Inc. since May 2021. Ms. Schroer served as the Interim Chief Financial Officer of our predecessor from March 2021 until being appointed as the Chief Financial Officer of our predecessor in June 2021. Ms. Schroer previously served on the board of our predecessor from July 2019 through February 2021. Ms. Schroer previously served as the Senior Vice President, Chief Financial Officer and Treasurer of Concho Resources Inc. (“Concho”) from January 2019 through January 2021. She also served as the Senior Vice President, Chief Accounting Officer and Treasurer of Concho from May 2017 to January 2019. Ms. Schroer joined Concho in 2013, and held other roles including Vice President, Chief Accounting Officer and Treasurer. Prior to joining Concho, Ms. Schroer was with Ernst & Young LLP since 1999. Her most recent position was Americas Oil & Gas Sector Resident within the national audit practice. Ms. Schroer has served on the board of Antero Resources Corporation (NYSE:AR) since April 2021 and currently serves as chair of the audit committee. Ms. Schroer was named one of 25 Influential Women in Energy in 2020 by Hart Energy. Ms. Schroer received a Bachelor of Business Administration in Accounting from West Texas A&M University and a Master of Science in Accounting from Texas A&M University. Ms. Schroer is a certified public accountant in the state of Texas.

Adrian O. Milton	Age: 37	General Counsel, Chief Administrative Officer and Corporate Secretary

Adrian Milton has served as the General Counsel, Chief Administrative Officer and Corporate Secretary since November 2021. Mr. Milton previously served as the Vice President and General Counsel of Headlands Research, Inc., a clinical trial site organization from March 2021 through November 2021. From 2013 to February 2021, Mr. Milton served in various roles of responsibility, including Deputy General Counsel for Concho. Mr. Milton began his career with the international law firm of Latham & Watkins LLP where he practiced corporate and securities law. Mr. Milton obtained his Doctor of Jurisprudence from the University of Chicago Law School. Mr. Milton received a Bachelor of Business Administration in International Business and Marketing from the University of Oklahoma.

EXECUTIVE COMPENSATION

Our named executive officers (“NEOs”) for the fiscal year ended December 31, 2021 (the “2021 Fiscal Year”) are as follows:

•	William A. Zartler, our Founder and Executive Chairman;

•	Amanda M. Brock, our President and Chief Executive Officer and Director; and

•	Brenda R. Schroer, Chief Financial Officer.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation paid to our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
William A. Zartler	2021	377,547	827,547	4,145,371	11,600	5,362,065
Founder and Executive Chairman	2020	381,808	250,000	—	7,266	639,074
Amanda M. Brock	2021	413,478	863,478	4,009,864	11,600	5,298,420
President and Chief Executive Officer	2020	328,173	255,000	—	11,400	594,573
Brenda R. Schroer(5)	2021	318,269	883,333	1,600,019	173	2,801,794
Chief Financial Officer

(1)	Amounts reflect salary actually paid to the NEOs in the years shown.
(2)

Amounts shown in this column reflect (i) special cash bonus awards received in recognition of the efforts of Mr. Zartler, Ms. Brock and Ms. Schroer in connection with the IPO, and (ii) amounts earned by our named executive officers pursuant to a short-term performance-based incentive bonus arrangement approved by the Board for the given year, and (iii) additional cash bonuses made to Ms. Schroer of $200,000 for the Company’s successful completion of its senior sustainability-linked bond offering and $250,000 for the Company’s completion of its IPO. Under the IPO bonus, Mr. Zartler and Ms. Brock each received $450,000 and Ms. Schroer received $140,000. Under the annual incentive program, Mr. Zartler, Ms. Brock and Ms. Schroer received $377,547, $413,478 and $293,333, respectively.

(3)

Amounts reflect the aggregate grant date fair value of time-vested restricted stock units granted to the NEOs in 2021, computed in accordance with FASB ASC Topic 718 and based on the closing price of our common stock on the dates of grant. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock at the time the award vests.

(4)	Amounts in this column represent matching contributions under the Company’s 401(k) plan during the 2021 Fiscal Year for each NEO.
(5)

Ms. Schroer was the Interim Chief Financial Officer of our predecessor from March 2021 until being appointed as the Chief Financial Officer in May 2021, and this amount represents a proportionate share of her 2021 base salary.

Narrative Disclosure to Summary Compensation Table

Base Salaries

At the start of the 2021 Fiscal Year, Mr. Zartler and Ms. Brock’s base salaries were set at $374,100 and $364,760, respectively. Ms. Schroer’s base salary was set at $350,000 upon joining the Company in 2021. In connection with completing the IPO, in October 2021 Mr. Zartler, Ms. Brock and Ms. Schroer’s base salaries were increased to $400,000, $700,000 and $450,000, respectively.

Annual Bonus

We maintained a discretionary bonus program for the 2021 Fiscal Year. Under this program, the Compensation Committee assessed the performance of Ms. Brock and approved her 2021 bonus amount. The Compensation Committee also assessed the performance of Mr. Zartler and Ms. Schroer and recommended their 2021 bonus amounts to our Board of Directors for approval. Our Board of Directors assessed the performances of Mr. Zartler and Ms. Schroer and determined their final bonus amounts. Our board retained ultimate discretion for determining final bonus payouts for all NEOs. No officer was present during any discussions concerning his or her own bonus payments.

In determining the final bonus amounts set forth in the Summary Compensation Table above, our Board of Directors considered the company’s growth in earnings, volumes, water recycling business growth, safety and environmental performance and each individual’s performance. Additionally, our Board of Directors considered the Company’s successful completion of its senior sustainability-linked bond offering and initial public offering in 2021.

2021 Equity Incentive Plan

In connection with the IPO, we adopted the 2021 Equity Incentive Plan (the “2021 Plan”) pursuant to which we currently grant performance-based restricted stock units, time-based restricted stock units and restricted stock awards to eligible participants. Each of our NEOs received grants of restricted stock units under the 2021 Equity Incentive Plan in the 2021 Fiscal Year.

Severance Agreements

On January 29, 2021 we entered into letter agreements (the “Severance Agreements”) with each of Mr. Zartler and Ms. Brock that provide for certain severance protections in the event of a termination without cause. These agreements are described further under “Additional Narrative Disclosure—Potential Payments Upon Termination or a Change in Control—Severance Agreements” below.

Outstanding Equity Awards at 2021 Fiscal-Year End Table

Name	Grant Date	Option Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
William A. Zartler	10/26/2021					130,770(1)	1,693,472
	12/16/2021					205,931(2)	2,666,806
Amanda M. Brock	10/26/2021					173,077(1)	2,241,347
	12/16/2021					144,152(2)	1,866,769
Brenda R. Schroer	10/26/2021					53,847(1)	697,319
	12/16/2021					49,424(2)	640,041

(1)

Represents restricted stock units (“RSUs”) granted under the 2021 Plan. The RSUs will vest in the following installments: (i) 50% on October 22, 2022, (ii) 25% on October 22, 2023, and (iii) 25% on October 22, 2024.

(2)

Represents RSUs granted under the Aris Water Solutions, Inc. 2021 Plan. The RSUs will vest in the following installments: (i) one-third on December 16, 2022, (ii) one-third on December 16, 2023, and (iii) one-third on December 16, 2024.

Retirement Benefits

The Company has not maintained, and does not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. The Company’s 401(k) plan currently provides a dollar-for-dollar matching contribution on up to 4% of a participant’s eligible deferred compensation.

Potential Payments Upon Termination or a Change in Control

Under the Severance Agreements, in the event of a termination of employment by the Company without cause that occurs within nine months following the IPO, the applicable NEO will receive 12 months of continued base salary and be subject to a 12-month post-termination non-competition covenant. Under the Severance Agreements, in the event of Mr. Zartler’s or Ms. Brock’s voluntary resignation of employment without good reason, the post-termination non-compete and non-solicitation period will be 12 months post-termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the 2021 Equity Incentive Plan (the “2021 Plan”) as of December 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	1,455,268	—	3,894,732
Total	1,455,268	—	3,894,732

Our only equity compensation plan is the 2021 Plan. The 2021 Plan was adopted by the Company in connection with the IPO but has not been approved by our public stockholders. Please read Note 15 to our consolidated financial statements, entitled “Stock-Based Compensation and Other Compensation Plans,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for a description of our equity compensation plan. In addition, a detailed description of the terms of the 2021 Plan is contained in the Section available in our registration statement on Form S-1, last filed on November 7, 2017, under the heading “Executive Compensation—2017 Long Term Incentive Plan.” A description of the Equity Incentive Plan is contained in the prospectus, dated October 21, 2021, filed by the Company with the Securities and Exchange Commission on October 25, 2021, in the section entitled “2021 Equity Incentive Plan”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for the Company’s Related Person Transactions

Our Audit Committee charter provides that our Audit Committee must review policies and procedures for the review, approval and ratification of related person transactions, as defined in applicable SEC rules, review related person transactions, and oversee other related person transactions governed by applicable accounting standards.

Related Person Transaction Policy

We have adopted a written policy on transactions with “Related Persons,” defined in the policy as any (1) person who is or was (since the beginning of the Company’s last completed fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (2) greater than 5% beneficial owner of the Company’s common stock, or (3) the immediate family members of any of the foregoing. For purposes of this policy, an “Interested Transaction” is defined as any transaction, arrangement, relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved since the beginning of the Company’s last completed fiscal year is or is expected to exceed $100,000 (including any periodic payments or installments due on or after the beginning of the Company’s last completed fiscal year and, in the case of indebtedness, the largest amount expected to be outstanding and the amount of annual interest thereon), (2) the Company or any of its subsidiaries is a participant, and (3) any Related Person has or will have a direct or indirect material interest. The Audit Committee will review the material facts of all Interested Transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the Interested Transaction, taking into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in such Interested Transaction. If advance Audit Committee approval of an Interested Transaction requiring the Audit Committee’s approval is not feasible, then the Interested Transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In addition, the policy provides standing pre-approval for certain types of transactions that the Audit Committee has reviewed and determined shall be deemed pre-approved.

The Company’s Related Party Transactions

We have entered into the following Related Party Transactions, which were ongoing during 2021:

Registration Rights Agreement

In connection with the closing of the IPO, the Company entered into a registration rights agreement with certain of the owners of its Class B common stock in which we agreed to register the sale of their shares under certain circumstances.

Solaris LLC Agreement

In connection with the closing of the IPO, the Company entered into an amended and restated Solaris LLC Agreement pursuant to which each owner of units in Solaris LLC (“Solaris LLC Units”) at the time of the IPO (“Legacy Owners”) has, subject to certain limitations, the right (the “Redemption Right”) to cause Solaris LLC to acquire all or a portion of their Solaris LLC Units for, at Solaris LLC’s election, (x) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each Solaris LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications or (y) an equivalent amount of cash. Alternatively, upon the exercise of the redemption right, Aris (instead of Solaris LLC) will have the right to acquire each tendered Solaris LLC Unit directly from the Legacy Owners for, at Aris’s election, (x) one share of Class A common stock or (y) an equivalent amount of cash. In addition, upon a change of control of Aris, the Company has the right to require each holder of Solaris LLC Units (other than Aris) to exercise its Redemption Right with respect to some or all of such unitholder’s Solaris LLC Units. Under the Solaris LLC Agreement, the members have also agreed that certain of the Legacy Owners and their respective affiliates are permitted to engage in business activities or invest in or acquire businesses which may compete with our business or do business with our customers.

Tax Receivable Agreement

In connection with the closing of the IPO, the Company entered into a tax receivable agreement (the “TRA”) with the Legacy Owners of Solaris LLC Units (each such person, a “TRA Holder,” and together, the “TRA Holders”). The TRA generally provides for the payment by the Company to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the IPO as a result of certain increases in tax basis, and from deemed interest deductions arising from these payments, that occur as a result of the Company’s acquisition or Solaris LLC’s redemption, respectively, of all or a portion of such TRA Holder’s Solaris LLC Units in certain circumstances in periods after the IPO.

Director Nomination Agreement

In connection with the closing of the IPO, the Company entered into a director nomination agreement with affiliates of ConocoPhillips and Yorktown. The director nomination agreement provides such holders with the right, but not the obligation, to nominate directors for election to our Board as follows: (i) ConocoPhillips has the right to nominate one nominee for election to our Board for so long as ConocoPhillips and its affiliates beneficially own at least 12.5% of the voting power of our common stock and such nominee will be a Class III director; and (ii) Yorktown has the right to nominate one nominee for election to our Board for so long as Yorktown and its affiliates beneficially own at least 12.5% of the voting power of our common stock and such nominee will be a Class I director. In addition, each of ConocoPhillips and Yorktown are entitled to designate the successor for its respective Board designee whose Board service terminates prior to the end of the director’s term. The rights of each of ConocoPhillips and Yorktown will terminate on the date when such holder ceases to beneficially own at least 12.5% of the voting power of our common stock (or earlier upon written notice by such holder agreeing to terminate its rights under the agreement).

Agreements with ConocoPhillips

We and ConocoPhillips entered into a 13-year water gathering and handling agreement, pursuant to which an affiliate of ConocoPhillips agreed to dedicate all of the produced water generated from its current and future acreage in a defined area of mutual interest (“AMI”) in New Mexico and Texas. We also supply recycled water and groundwater as part of this agreement since our integrated pipeline network is located in or in close proximity to much of the ConocoPhillips acreage, allowing us to provide them with significant volumes of water.

As of December 31, 2021, the Company had a receivable of $20.2 million from ConocoPhillips, and a payable of $1.4 million to ConocoPhillips. As December 31, 2021, the Company also had revenues from ConocoPhillips of approximately $105 million and operating expenses reimbursed to ConocoPhillips in the amount of approximately $1.3 million. Operating expenses reimbursed to ConocoPhillips are related to the Company’s reimbursement of ConocoPhillips’ costs for operating certain assets on the Company’s behalf between closing and the transfer of the acquired assets.

Agreement with Solaris Energy Management, LLC

On September 14, 2016, we entered into an administrative services arrangement with Solaris Energy Management, LLC (“SEM”), a company owned by Mr. Zartler, for the provision of certain personnel and administrative services at cost. Beginning in 2020, services provided by SEM were administrative only. In addition, SEM provides office space, equipment and supplies to us under the administrative service agreement.

For the year ended December 31, 2021, we incurred $0.6 million for these services. The Company had $0.05 million accrued payables to SEM at December 31, 2021. As of December 31, 2021, the Company had a prepaid balance to SEM of $0.2 million to cover future rent and other expenses.

Vision Resources, Inc.

We purchase brackish water for use in our water solutions activities from Vision Resources, Inc (“Vision”). Vision is a Legacy Owner of Solaris LLC. For the year ended December 31, 2021, we made purchases of $1.5 million for water and services. We also rent office space from an affiliate of Vision in Carlsbad, New Mexico and have incurred rent expense of $0.2 million for the year ended December 31, 2021.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock as of April 13, 2022 by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of Class A common stock or Class B common stock;

•	each of the Company’s named executive officers and directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. The percentage of beneficial ownership is based on 22,006,624 shares of the Company’s Class A common stock and 31,568,017 shares of the Company’s Class B common stock issued and outstanding as of April 13, 2022.

Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Unless otherwise indicated, the address of each of the parties named in the table below is 9811 Katy Freeway, Suite 700, Houston, Texas 77024.

	Class A Common Stock(1)		Class B Common Stock		Total Voting Power(2)
Name of Beneficial Owner	Number	% of Class	Number	% of Class	Number	%
5% Stockholders:
ConocoPhillips(3)	—	—	12,873,151	41%	12,873,151	24%
Yorktown Energy Partners XI, L.P.(4)	—	—	10,304,608	33%	10,304,608	19%
Entities associated with HBC Investments(5)	—	—	3,179,324	10%	3,179,324	6%
Solaris Midstream Investment, LLC(6)	—	—	2,315,818	7%	2,315,818	4%
T. Rowe Price Associates, Inc.(7)	2,554,196	12%	—	—	2,554,196	5%
Encompass Capital Advisors LLC(8)	1,922,702	9%	—	—	1,922,702	4%
Wellington Management Group LLP(9)	1,854,981	8%	—	—	1,854,981	3%
Alyeska Investment Group, L.P.(10)	1,620,051	7%	—	—	1,620,051	3%
Federated Hermes, Inc.(11)	1,250,000	6%	—	—	1,250,000	2%
140 Summer Partners Master Fund LP(12)	1,073,897	5%	—	—	1,073,897	2%
Wellington Trust Company, NA(13)	1,107,313	5%	—	—	1,107,313	2%

	Class A Common Stock(1)		Class B Common Stock		Total Voting Power(2)
Name of Beneficial Owner	Number	% of Class	Number	% of Class	Number	%
Named Executive Officers, Directors and Director Nominees:
William A. Zartler(6)	—	—	2,315,818	7%	2,315,818	4%
Amanda M. Brock(14)	—	—	—	—	—	—
Brenda R. Schroer	29,380	*	—	—	29,380	*
Joseph Colonnetta(5)(15)	12,693	*	3,179,324	10%	3,192,017	6%
Debra G. Coy(16)	12,270	*	—	—	12,270	*
W. Howard Keenan, Jr.(4)(17)	7,693	*	10,304,608	33%	10,312,301	19%
Andrew O’Brien	—	—	—	—	—	—
Donald C. Templin(18)	87,693	*	—	—	87,693	*
M. Max Yzaguirre(19)	18,462	*	—	—	18,462	*
All executive officers, directors and director nominees as a group (10 persons)	168,191	1%	15,799,750	50%	15,967,941	30%

*	Represents less than 1.0 percent.
(1)

Subject to the terms of the Solaris LLC Agreement, certain of our officers and directors and the other members of Solaris LLC have, subject to certain limitations, the right to cause Solaris LLC to acquire all or a portion of their Solaris LLC Units for shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each Solaris LLC Unit redeemed. In connection with such acquisition, the corresponding number of shares of Class B common stock will be cancelled. See “The Company’s Related Party Transactions—Solaris LLC Agreement.” Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A common stock upon exercise by a Solaris LLC Unit Holder of its redemption right. As a result, beneficial ownership of Class B common stock and Solaris LLC Units is not reflected as beneficial ownership of shares of our Class A common stock for which such units and stock may be redeemed.

(2)

Represents percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock has no economic rights, but entitles the holder thereof to one vote for each Solaris LLC Unit held by such holder.

(3)

Based on a Schedule 13G, dated February 14, 2022, jointly filed with the SEC by ConocoPhillips, Concho Resources Inc. (“Concho”) and COG Operating LLC (“COG”). The shares are directly held by COG. COG is a wholly owned subsidiary of Concho, and Concho is a wholly owned subsidiary of ConocoPhillips. Each of ConocoPhillips, Concho and COG reported shared voting and dispositive power with respect to the shares. The address of ConocoPhillips is 925 N. Eldridge Parkway, Houston, Texas 77079. The address of each of Concho and COG Operating LL is One Concho Center, 600 W. Illinois Avenue, Midland, Texas 79701.

(4)

Based on a Schedule 13G, dated February 14, 2022, jointly filed with the SEC by Yorktown Energy Partners XI, L.P. (“Yorktown XI”), Yorktown XI Company LP (“Yorktown XI Company”) and Yorktown XI Associates LLC (“Yorktown XI Associates”). The shares are directly held by Yorktown XI. Yorktown XI Company is the sole general partner of Yorktown XI, and Yorktown XI Associates is the sole general partner of Yorktown XI Company. As a result, Yorktown XI Company and Yorktown XI Associates may be deemed to beneficially own the shares directly held by Yorktown XI. Each of Yorktown XI, Yorktown XI Company and Yorktown XI Associates reported shared voting and dispositive power with respect to the shares. Yorktown XI Company and Yorktown XI Associates disclaim beneficial ownership of the securities held by Yorktown XI in excess of their pecuniary interest therein. W. Howard Keenan, Jr. is a manager of Yorktown XI Associates and thus may be deemed to beneficially own the shares held by Yorktown XI Associates. Mr. Keenan disclaims beneficial ownership of the shares held by Yorktown XI except to the extent of his pecuniary interest therein. The address of each of Yorktown XI, Yorktown XI Company and Yorktown XI Associates is 410 Park Avenue, 20th Floor, New York, New York 10022.
(5)

Based on a Schedule 13G, dated February 14, 2022, jointly filed with the SEC by HBC Water Resources LP (“HBC Water”) and HBC Water Resources II LP (“HBC Water II”), reporting beneficial ownership of 1,811,085 shares by HBC Water and 1,368,239 shares by HBC Water II. HBC Water Resources GP LP is the general partner of HBC Water, and may be deemed to beneficially own the shares directly held by HBC Water and HBC Water Resources II GP LP is the general partner of HBC Water II and may be deemed to beneficially own the shares directly held by HBC Water II. J. Hale Hoak and Joseph Colonnetta are the managers of HBC Water Resources GP LP and HBC Water Resources II GP LP. As a result, J. Hale Hoak and Joseph Colonnetta may be deemed to beneficially own the shares held by each of HBC Water and HBC Water II. The address of each of HBC Water, HBC Water II, HBC Water Resources GP LP, HBC Water Resources II GP LP, Joseph Colonnetta and J. Hale Hoak is Reagan Place at Old Parkland, 3963 Maple Avenue, Suite 450, Dallas, Texas 75219.

(6)

Based on a Schedule 13G, dated February 14, 2022, jointly filed by Solaris Midstream Investment, LLC (“Solaris Investment”) and William A. Zartler. Solaris Investment is managed by a board of directors and William A. Zartler is the sole director. As a result, Mr. Zartler may be deemed to beneficially own the shares held by Solaris Investment. Solaris Investment has advised the Company that it intends to distribute all of the Solaris LLC Units and shares of Class B common stock it owns of record to its members, including (i) 488,474 Solaris LLC Units, together with an equal number of shares of Class B common stock, to Mr. Zartler and (ii) 1,064,617 Solaris LLC Units, together with an equal number of shares of Class B common Stock, to Solaris Energy Capital, LLC (“Solaris Energy Capital”), a company controlled by Mr. Zartler. As a result, Mr. Zartler may be deemed to be a beneficial owner of all of the shares owned by Solaris Energy Capital. Mr. Zartler disclaims beneficial ownership of the shares held by Solaris Energy Capital and Solaris Investment except to the extent of his pecuniary interests therein.

(7)

Based on a Schedule 13G/A dated February 14, 2022, filed jointly by the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap”). Price Associates reported sole voting power with respect to 881,082 shares and sole dispositive power with respect to 2,554,196 shares and Price Small-Cap reported sole voting power respect to 1,650,362 shares. The address of each of Price Associates and Price Small-Cap is 100 E. Pratt Street, Baltimore, Maryland 21202.

(8)

Based on a Schedule 13/GA, dated February 14, 2022, jointly filed with the SEC by Encompass Capital Advisors LLC (“Encompass Advisors”), Encompass Capital Partners LLC (“Encompass Partners”) and Todd J. Kantor. Encompass Advisors and Mr. Kantor reported shared voting and dispositive power with respect to 1,922,702 shares and Encompass Partners reported shared voting and dispositive power with respect to 1,348,861 shares. The address of each of Encompass Advisors, Encompass Partners and Mr. Kantor is 200 Park Avenue, 11th Floor, New York, New York 10166.

(9)

Based on a Schedule 13G, dated February 4, 2022, jointly filed with the SEC by Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP (“Wellington Group”), Wellington Investment Advisors Holdings LLP (‘Wellington Advisors Holdings”) and Wellington Management Company LLP (“Wellington Company’). The shares are owned of record by clients of the Wellington Investment Advisers. Wellington Advisors Holdings controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Advisors Holdings is owned by Wellington Group. Wellington Group is owned by Wellington Management. Wellington Management, Wellington Group and Wellington Advisors Holdings reported shared voting power with respect to 1,784,052 shares and shared dispositive power with respect to 1,854,981 shares. Wellington Company reported shared voting power with respect to 1,706,055 shares and shared dispositive power with respect to 1,776,984 shares. The address for each of Wellington Management, Wellington Group, Wellington Advisors Holdings and Wellington Company is 280 Congress Street Boston, Massachusetts 02210.

(10)	Based on a Schedule 13G, dated February 14, 2022, jointly filed with the SEC by Alyeska Investment Group, L.P. (“Alyeska Investment”), Alyeska Fund GP, LLC (“Alyeska Fund”) and Anand Parekh. Alyeska

Investment, Alyeska Fund and Mr. Parekh reported shared voting and dispositive power with respect to all of the shares. The address of each of Alyeska Investment, Alyeska Fund and Mr. Parekh is 77 West Wacker Drive, 7th Floor, Chicago, Illinois 60601.
(11)

Based on a Schedule 13G, dated February 14, 2022, jointly filed with the SEC by Federated Hermes, Inc. (“Federated Hermes”), Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue. The shares represent shares beneficially owned by registered investment companies and separate accounts advised by subsidiaries of Federated Hermes, Inc. that have been delegated the power to direct investment and power to vote the securities by the registered investment companies’ board of trustees or directors and by the separate accounts’ principals. All of the voting securities of Federated Hermes, Inc. are held in the Voting Shares Irrevocable Trust (the “Hermes Trust”) for which Mr. T. R. Donahue, Ms. Donahue and Mr. J. C. Donahue act as trustees (collectively, the “Hermes Trustees”). Each of Federated Hermes, the Hermes Trust, and each of the Hermes Trustees reported shared voting and dispositive power as to all of the shares. Federated Hermes, the Hermes Trust, and each of the Hermes Trustees expressly disclaim beneficial ownership of the shares. The address of each of Federated Hermes, Mr. T. R. Donahue, Ms. Donahue and Mr. J. C. Donahue is 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222.

(12)

Based on a Schedule 13G, dated February 14, 2022, jointly filed with the SEC by 140 Summer Partners Master Fund LP (“140 Summer Fund”), 140 Summer Partners Fund GP LLC (“140 Summer Fund GP”), 140 Summer Partners LP (“140 Summer”) 140 Summer Partners GP LLC (“140 Summer GP”) and Peter Rosenblum. 140 Summer Fund GP is the general partner of 140 Summer Fund and 140 Summer GP is the general partner of 140 Summer. Mr. Rosenblum is the managing member of each of 140 Summer Fund GP and 140 Summer GP. Each of 140 Summer Fund, 140 Summer Fund GP, 140 Summer, 140 Summer GP and Mr. Rosenblum reported shared voting and dispositive power with respect to the shares. The address of 140 Summer Fund is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands and the address of each of 140 Summer Fund GP, 140 Summer, 140 Summer GP and Mr. Rosenblum is 1450 Broadway, 28th Floor, New York, New York 10018.

(13)

Based on a Schedule 13G, dated February 4, 2022, filed with the SEC by Wellington Trust Company, NA (“Wellington Trust”). Wellington Trust reported shared voting and dispositive power with respect to the shares. The shares are owned of record by clients of Wellington Trust. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of the shares. The address of Wellington Trust is 280 Congress Street, Boston, Massachusetts 02210.

(14)

Solaris Investment has advised the Company that it intends to distribute all of the Solaris LLC Units and shares of Class B common stock it owns of record to its members, including 406,693 Solaris LLC Units, together with an equal number of shares of Class B common stock, to Ms. Brock. Until that occurrence, since Solaris Investment is managed by a board of directors and William A. Zartler is the sole director, Mr. Zartler may be deemed to beneficially own the shares held by Solaris Investment. Mr. Zartler disclaims beneficial ownership of the shares held by Solaris Energy Capital and Solaris Investment except to the extent of his pecuniary interests therein.

(15)	Includes 7,693 shares of unvested restricted Class A Common Stock for which Mr. Colonnetta has sole voting but no dispositive power.
(16)	Includes 10,770 shares of unvested restricted Class A Common Stock for which Ms. Coy has sole voting but no dispositive power.
(17)	Includes 7,693 shares of unvested restricted Class A Common Stock for which Mr. Keenan has sole voting but no dispositive power.
(18)	Includes 10,770 shares of unvested restricted Class A Common Stock for which Mr. Templin has sole voting but no dispositive power.
(19)	Includes 10,770 shares of unvested restricted Class A Common Stock for which Mr. Yzaguirre has sole voting but no dispositive power.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board of Directors of Aris for use at the Annual Meeting to be held on Wednesday, June 8, 2022 at 9:00 a.m. Central Time, or at any adjournments or postponements thereof.

Where is the Annual Meeting being held?

The Annual Meeting is being held at 9811 Katy Freeway, Suite 700, Houston, Texas 77024.

Who may vote at the Annual Meeting of stockholders?

Stockholders who owned shares of the Company’s common stock, par value $.0001 per share, as of 5:00 p.m. Eastern Time on April 13, 2022 are entitled to vote at the Annual Meeting. As of the record date, there were 22,006,624 shares of the Company’s Class A common stock and 31,568,017 shares of the Company’s Class B common stock issued and outstanding.

What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1. To elect two Class I directors to serve as directors on the Board until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified; and

2. To ratify the selection by our Audit Committee of BDO USA, LLC (“BDO”) to serve as our independent registered public accounting firm for the year ending December 31, 2022.

We will also consider any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend that I vote?

Our Board of Directors unanimously recommends that stockholders vote “FOR” each nominee for director and “FOR” the ratification of the selection of BDO as our independent registered public accounting firm.

How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the stock outstanding and entitled to vote at the Annual Meeting, must be present or represented by proxy.

How many votes do I have?

Each share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

What is the proxy card?

The proxy card enables you to appoint Amanda Brock, our President and Chief Executive Officer, and Adrian Milton, our General Counsel, Chief Administrative Officer and Corporate Secretary, as your representatives, at the Annual Meeting. By completing and returning the proxy card, you are authorizing Ms. Brock and Mr. Milton to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the Annual Meeting date in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

If I am a stockholder of record of the Company’s shares, how do I vote?

Before the Annual Meeting, you may vote:

•	By mail, by completing, signing, and dating your proxy card.

•	Online at www.proxyvote.com

•	By telephone, at 1-800-690-6903

During the Annual Meeting, you may attend and vote in person.

If I am a beneficial owner of shares held in street name, how do I vote?

Beneficial owners should check their voting instruction form or Notice for how to vote in advance of and how to participate in the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms generally have the authority to vote shares not voted by customers on certain “routine” matters, including the ratification of an independent registered public accounting firm. Accordingly, at the Annual Meeting, your shares may only be voted by your brokerage firm for the ratification of our independent registered public accounting firm.

Brokers are prohibited from exercising discretionary authority on non-routine matters. The election of directors is considered a non-routine matter, and therefore brokers cannot exercise discretionary authority regarding this proposal for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting and entitled to vote, those shares will still be counted for purposes of determining if a quorum is present.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the nominees who receive the highest number of shares voted “For” his or her election are elected.

Broker non-votes will have no effect on this proposal.

What vote is required to ratify the selection by our Audit Committee of BDO as our independent registered public accounting firm?

Approval of the proposal to ratify the selection of BDO as our independent registered public accounting firm requires the affirmative vote of at least a majority of the voting power of the stock present or represented by proxy and entitled to vote thereon.

Abstentions will have no effect on this proposal, assuming that a quorum is present.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 9811 Katy Freeway, Suite 700, Houston, TX 77024 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees and “FOR” the ratification of BDO to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2022.

What do I need to do if I would like to attend the Annual Meeting or if I would like a representative to attend on my behalf?

If you would like to attend the Annual Meeting, or if you would like to appoint a representative to attend the meeting on your behalf, you must have been a stockholder of record on April 13, 2022. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. Seating at the Annual Meeting is available on a first-come, first-served basis. In addition, you will be asked to present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting. Security measures may include bag search, metal detector, and other search devices. The use of cameras (including cell phones with photographic capabilities), recording devices, smart phones, and other electronic devices is strictly prohibited.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock, represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our Board.

Submission of Stockholder Proposals for the 2022 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2023 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at its offices at 9811 Katy Freeway, Suite 700, Houston, TX 77024 no later than December 27, 2022.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting (but not for inclusion in the proxy statement). Notice of a nomination or proposal must be delivered to the Corporate Secretary at 9811 Katy Freeway, Suite 700, Houston, TX 77024 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to, the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2023 annual meeting of stockholders, notice of a nomination or proposal must be delivered to us no later than March 10, 2023 and no earlier than February 8, 2023. Nominations and proposals also must satisfy other requirements set forth in the bylaws. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Corporate Secretary no later than the close of business on April 9, 2023.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together, both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions: If the shares are registered in the name of the stockholder, the stockholder should contact Adrian Milton at our offices by sending a written request to 9811 Katy Freeway, Suite 700, Houston, TX 77024, to inform us of his or her request; or if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s website, located at http://www.sec.gov.

We will provide without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Adrian Milton, Corporate Secretary, Aris Water Solutions, Inc., 9811 Katy Freeway, Suite 700, Houston, TX 77024.

ARIS WATER SOLUTIONS, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 07, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 07, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Amanda M. Brock 02) W. Howard Keenan, Jr. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2022. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000565844_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com ARIS WATER SOLUTIONS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS JUNE 8, 2022 AT 9:00 AM CDT The undersigned hereby appoint Amanda M. Brock and Adrian Milton, and each of them with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all shares of Aris Water Solutions, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at Aris Water Solutions, Inc., 9811 Katy Freeway, Suite 700, Houston, TX 77024, on June 8, 2022 at 9:00 AM CDT or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. CONTINUED AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE 0000565844_2 R1.0.0.24